Exhibit 99.1

Multi-Color Corporation Announces

Record Results for Second Quarter of Fiscal 2007

CINCINNATI, OHIO, October 25, 2006 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the second quarter ended September 30, 2006, compared with the same period a year ago.

Second quarter highlights included:

•	Net Sales increased 13% to $56.2 million from $49.7 million.

•	Net Income increased 53% to $3.1 million from $2.1 million.

•	Earnings Per Share (EPS) were up 53% to 46 cents per diluted share, from 30 cents.

•	The Company incurred $191,000 ($117,000 after-tax) in non-cash stock compensation expenses resulting from the adoption of SFAS No. 123R, “Accounting for Stock Based Compensation.” This impacted EPS by 2 cents compared to the prior year.

Frank Gerace, President and CEO of Multi-Color Corporation, attributed the Company’s second quarter earnings performance to increased sales in the Decorating Solutions segment and improved productivity and favorable service mix in the Packaging Services segment.

“Our Decorating Solutions segment generated a 14% organic sales growth rate as we gained new customers and increased sales with existing customers. The Packaging Services segment experienced improved profitability primarily due to productivity efficiencies compared to the prior year,” Gerace noted.

Net income of $3.1 million increased 53% compared to the prior year. The improvements in net income resulted from the organic sales growth driven by new product activity with key customers, improved throughput and the productivity improvements in our Packaging Services segment. In addition, net income was favorably impacted by lower interest expense due to a 34% debt reduction and a lower effective tax rate.

For the six month period ended September 30, 2006, Multi-Color’s net sales of $107.9 million were 12% higher than the prior year. Net income and diluted EPS increased 42% and 41% respectively, to $5.6 million and 83 cents per diluted share for the six months ended September 30, 2006.

“We are very pleased with our organic sales growth rate in the Decorating Solutions segment and our overall performance through the first half of fiscal year 2007,” Gerace concluded.

Fiscal Year 2007 Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on October 25, 2006 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-800-591-6945 (code 40981611) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on October 25, 2006 until midnight (ET) on November 1, 2006, by calling 1-888-286-8010 (code 12104177). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has nine manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended		Six Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Sales	$56,333	$49,975	$108,219	$96,704
Intersegment	(178)	(300)	(318)	(312)

Net Sales	56,155	49,675	107,901	96,392

Cost of Goods Sold	45,793	41,675	88,453	80,603

Gross Profit	10,362	8,000	19,448	15,789

Selling, General & Administrative	5,032	4,167	9,838	8,303

Operating Income	5,330	3,833	9,610	7,486

Other (Income) Expense	(38)	(19)	(95)	(46)
Interest Expense	361	485	755	999

Income before Taxes	5,007	3,367	8,950	6,533
Provision for Taxes	1,879	1,316	3,336	2,573

Net Income	$3,128	$2,051	$5,614	$3,960

Basic Earnings Per Share	$0.47	$0.31	$0.85	$0.61
Diluted Earnings Per Share	$0.46	$0.30	$0.83	$0.59

Basic Shares Outstanding	6,587	6,511	6,582	6,504
Diluted Shares Outstanding	6,784	6,747	6,789	6,724

	Selected Segment Information (in 000’s) Unaudited
Decorating Solutions
Net Sales	$49,027	$43,109	$95,177	$86,127
Gross Profit	9,631	7,700	18,515	15,834
Gross Margin	20%	18%	19%	18%
Income Before Taxes	4,716	3,511	8,844	7,410

Packaging Services
Net Sales	$7,306	$6,866	$13,042	$10,577
Gross Profit (Loss)	731	300	933	(45)
Gross Margin	10%	4%	7%	—
Income (Loss) before Taxes	291	(144)	106	(877)

	Selected Balance Sheet Information (in 000’s) Unaudited
	September 30, 2006	March 31, 2006
Current Assets	$54,969	$49,086
Total Assets	$115,299	$113,634
Current Liabilities	$29,042	$29,515
Total Liabilities	$57,009	$60,630
Stockholders’ Equity	$58,290	$53,004
Total Debt	$23,412	$27,801

Certain prior year amounts have been reclassified to conform with current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108